EXHIBIT 10.1
                           FORWARD PURCHASE AGREEMENT

      THIS FORWARD PURCHASE AGREEMENT ("Agreement") is made as of this 7th day of September, 2004, between [ ], an individual ("Seller"), and The Bear Stearns Companies Inc., a corporation organized under the laws of the State of Delaware ("Purchaser").

                                   WITNESSETH

      WHEREAS, Seller has agreed to sell and Purchaser has agreed to purchase, pursuant to the terms of this Agreement, a number of shares of common stock (the "Shares") of Purchaser previously credited to the account of Seller in the form of CAP Units and to be received by Seller upon the expiration of the Deferral Period of Purchaser in the current Plan Year under the terms of The Bear Stearns Companies Inc. Capital Accumulation Plan for Senior Managing Directors (the "CAP Plan");

      WHEREAS, Purchaser and Seller (each a "Party to this Agreement" and together the "Parties to this Agreement") intend that any gain or loss realized by Seller under the terms of this Agreement will adjust the compensation income recognized by Seller under the terms of the CAP Plan; and

      WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings specified in the CAP Plan;

      NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                    ARTICLE 1

                                SALE AND PURCHASE

      1.1 Sale Quantity.

            (A) Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase and acquire from the Seller the number of Shares as determined in Section 1.1(B) hereof (the "Sale Quantity") for the purchase price determined under Section 1.2 (A) of this Agreement (the "Purchase Price").

            (B) The Sale Quantity shall be determined by multiplying (i) the amount of shares the Purchaser has set forth on Schedule I hereto by (ii) a fraction, the numerator of which is the number of trading days on which the Daily Volume Weighted Average Price on the New York Stock Exchange is equal


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                  to or between $75 and $95 per share and the denominator of which is 59, the number of trading days for the period from September 7, 2004, through November 29, 2004.

      1.2 Purchase Price and Delivery of Shares.

            (A) In consideration for delivery of the Sale Quantity, the Purchaser shall pay to Seller the Purchase Price in cash on or promptly following the Settlement Date (as defined in Section
                  1.3 of this Agreement). The Purchase Price shall be equal to the average of the Daily Volume Weighted Average Prices on the New York Stock Exchange equal to or between $75 and $95 per share during the 59 day period from September 7, 2004 through November 29, 2004, less $.05 per share.

            (B) The Purchase Price shall be paid in U.S. dollars to the account of Seller maintained at Bear, Stearns Securities Corp. ("Bear Stearns"). The distribution of the Shares by Purchaser to Seller pursuant to the CAP Plan shall be made on the Settlement Date by the transfer of the Shares to the account of Seller at Bear Stearns, and this Agreement shall also constitute Seller's direction to Bear Stearns to transfer the Shares to Purchaser promptly following receipt of such shares by Bear Stearns.

      1.3 Settlement Date. The "Settlement Date" of this Agreement shall be as of the close of trading on the New York Stock Exchange on November 30, 2004.

      1.4 Terms of Settlement. Purchaser's obligation to pay the Purchase Price and Seller's obligation to deliver the Sale Quantity of Shares in accordance herewith is not subject to any condition other than as provided specifically in this Agreement, including the satisfaction of the Conditions specified in
Article 2 below ("Conditions"). Purchaser and Seller further acknowledge and agree that (a) this Agreement may be settled only with the Shares, and (b) the entire Sale Quantity of Shares delivered to Purchaser under this Agreement will consist of Shares to be distributed to Seller upon expiration of the Deferral Period ending on the Settlement Date (as specified in Section 1.3 of this Agreement).

      1.5 Effective Date. The "Effective Date" of this Agreement shall be the date stated in the opening paragraph of this Agreement.

                                    ARTICLE 2

                                   CONDITIONS

      2.1 Performance Goals. Notwithstanding any other provision in this Agreement, the rights and obligations of Seller and Purchaser under this Agreement will terminate and be of no


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force or effect if Purchaser fails to meet the performance goals ("Performance
Goals") previously established by Purchaser's Compensation Committee as necessary to comply with the requirements of the CAP Plan, as set forth in
Schedule I hereto, and certified by the Compensation Committee in writing as having been satisfied prior to the relevant Settlement Date.

      2.2 Continued Employment. If on Settlement Date the Seller is no longer an employee of the Purchaser and/or its subsidiaries, the Purchaser shall have the right, but not the obligation, to terminate this Agreement as of the Settlement Date by oral or written notice to Seller, but only if the purchase price per share determined under Section 1.2 (A) of this Agreement is greater than the closing price per share of Purchaser's common stock as reported on the New York Stock Exchange Composite Tape on the last trading day prior to the Settlement Date.

      2.3 Effect of Termination. If this Agreement is terminated under Section
2.1 or Section 2.2, this Agreement shall be treated as if it was null and void as of the Effective Date and, accordingly, neither Seller nor Purchaser shall have any rights or obligations hereunder.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

      3.1 Seller Representations. Seller represents and warrants that: (a) Seller is duly authorized to execute and deliver this Agreement and to perform his/her obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (b) Seller has obtained all relevant authorizations, if any, required in connection with the sale of Shares and such authorizations are in full force and effect; (c) this Agreement constitutes Seller's legal, valid and binding obligation enforceable in accordance with the terms hereof; (d) Seller's execution and delivery and performance of this Agreement does not and will not violate any law, regulation, ordinance, charter, by-law or rule applicable to Seller or any agreement by which Seller is bound or by which any of Seller's assets are affected; (e) Seller is knowledgeable of and experienced in the investment risks of entering into this Agreement, capable of evaluating the merits and risks of this Agreement and able to bear the economic risks associated with this Agreement, and (f) upon acquisition by Purchaser of control of the Shares being purchased hereunder, Purchaser will acquire such Shares free of any adverse claim (as the terms "control" and "adverse claim" are defined in Article 8 of the Uniform Commercial Code in effect in the State of New York). Seller shall be deemed to repeat all of the foregoing representations and warranties on each day prior to and including the Settlement Date.

      3.2 Purchaser Representations. Purchaser represents and warrants that: (a) Purchaser is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action (corporate and otherwise) to authorize such execution, delivery and performance; (b) the person signing this Agreement on Purchaser's behalf, as of the date hereof, is duly authorized to do so; (c) Purchaser has obtained all authorizations of any governmental body required in connection with this Agreement and such authorizations are in full


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force and effect; (d) this Agreement constitutes Purchaser's legal, valid and binding obligation and is enforceable in accordance with the terms hereof; and
(e) Purchaser's execution, delivery and performance of this Agreement does not and will not violate any law, regulation, ordinance, charter, by-law or rule applicable to Purchaser or any agreement by which Purchaser is bound or by which any of Purchaser's assets are affected. Purchaser shall be deemed to repeat all of the foregoing representations and warranties on each day prior to and including the Settlement Date.

                                    ARTICLE 4

                                   ADJUSTMENTS

      4.1 Discretionary Adjustments. Purchaser shall make the adjustments described in Section 4.2 of this Agreement to the relevant terms of this Agreement if it determines in its sole discretion that such adjustments are necessary to implement the intent of this Agreement, and will undertake to make such adjustments, if any, in a commercially reasonable manner.

      4.2 Adjustment Events. Purchaser shall make an adjustment in the following circumstances: (a) in the event of a stock split or reverse stock split, the Sale Quantity and the Purchase Price of the Shares shall be adjusted proportionately; (b) in the event of any extraordinary dividend, spin-off, or other distribution of cash, assets or securities by Purchaser, such cash, assets or securities shall be distributed on the Settlement Date in proportion to and with the Shares to be delivered; (c) in the event of a merger of Purchaser into another entity, with such other entity being the surviving entity, the consideration that would have been received in the merger shall be distributed on the Settlement Date in proportion to and with the Shares to be delivered and the number and kind of Shares to be delivered shall be adjusted to those shares, if any, received in the merger; and (d) in the event of any other similar occurrence that may have a diluting or concentrative effective on the value of the Shares, any of the Sale Quantity and the Purchase Price or the kind of Shares to be delivered shall be adjusted accordingly.

                                    ARTICLE 5

                                EVENTS OF DEFAULT

      5.1 Consequences of Default. Upon any Event of Default, the nondefaulting Party to this Agreement shall be entitled (without limiting any other rights or remedies the nondefaulting party may have under applicable law or regulation or by reason of normal business practice) to (a) cancel and otherwise liquidate and close out this Agreement after prior notice to the defaulting Party to this Agreement, whereupon the defaulting Party shall be liable to the nondefaulting Party for any resulting loss, damage, cost and expense (including, but not limited to, attorney's fees), including loss equal to the cost of entering into replacement transactions; (b) set off any obligation, or loss resulting from such default, including any delivery or payment obligation, of the defaulting Party to the nondefaulting Party against assets or accounts of the defaulting party held by the nondefaulting party, or against any obligation, including any delivery or payment obligation, of the nondefaulting Party to the defaulting Party; and (c) take any other action


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necessary or appropriate to protect and enforce its rights and preserve the benefit of its bargain under this Agreement.

      5.2 Events of Default. For purposes hereof, an "Event of Default" means
(a) the occurrence of an Insolvency Event (as defined below), (b) any representation made by a Party to this Agreement being incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated or (c) a Party to this Agreement disaffirms, rejects or repudiates any of its obligations under this Agreement.

      5.3 Insolvency Events. For purposes hereof, "Insolvency Event" means (i) the commencement by a Party to this Agreement as debtor of any case or proceeding under any bankruptcy, insolvency, rehabilitation, delinquency, reorganization, liquidation, dissolution or similar law, or the seeking by a Party to this Agreement of the appointment of a receiver, conservator, administrator, rehabilitator, custodian, liquidator, trustee or similar official for such party or any part of such party's property; (ii) the commencement of any such case or proceeding against a Party to this Agreement, or the seeking of such an appointment by another, or the filing against a Party to this Agreement, of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970; or (iii) an acknowledgement by a Party to this Agreement that such Party has a negative net worth or is insolvent or is not paying or is unable to pay its debts as they become due.

                                    ARTICLE 6

                                  MISCELLANEOUS

      6.1 Notices. Any and all notices, statements, demands or other communications hereunder may be sent by one Party to this Agreement to the other Party to this Agreement by mail, facsimile, telegraph, messenger or otherwise to the address for notices specified in the Letter of Instructions accompanying this Agreement, or so sent to such Party at any other place specified in a notice of change of address hereafter received by the other. All notices and requests hereunder may be made orally, to be confirmed promptly in writing.

      6.2 Governing Law. This Agreement shall be deemed to have been made in the State of New York and shall be construed in accordance with the internal laws of the State of New York, without giving effect to conflicts of law principles.

      6.3 Waiver of Jury Trial. Controversies arising between the parties to this Agreement shall be determined in accordance with the "Arbitration Provisions" of the Customer Agreement to which Seller is a party with Bear Stearns. The Parties to this Agreement hereby waive trial by jury in any judicial proceeding in any way involving any matter arising out of this Agreement.

      6.4 Counterparts. This Agreement may be executed in one or more counterparts, and such counterparts shall constitute but one and the same agreement.


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      6.5 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, and no other person shall have any right or obligation hereunder. This Agreement shall not be assignable by either party hereto without the prior written consent of the other party, and the rights of the Seller may not be transferred, pledged, encumbered or otherwise disposed of, either voluntarily or by operation of law, without the prior written consent of the Purchaser. Any assignment or other disposition contrary to the terms hereof shall be null and void and of no force or effect.

      6.6 Amendments. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

      IN WITNESS WHEREOF, the parties hereto have caused this Forward Purchase Agreement to be executed and delivered as of the date first written above.


                                      The Bear Stearns Companies Inc.


                                      By:
                                         ---------------------------------------
                                         Lawrence Rogers
                                         Senior Managing Director


                                      Seller:


                                      ------------------------------------------
                                         [Signature of Seller]


                                      ------------------------------------------
                                         [Name of Seller]


                                      ------------------------------------------
                                         [Bear Stearns Brokerage Account Number]


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SCHEDULE I

1. Sale Quantity: _______________ shares, based on the Purchase Price per share as determined under Section 1.2 (A) of this Agreement.

2. Performance Goals: The performance goals applicable to the fiscal period ending November 30, 2004 pursuant to Section 8.7 of the CAP Plan shall be deemed to be satisfied to the extent that the Purchaser shall have positive consolidated net income (as determined in accordance with generally accepted accounting principles in the United States of America as in effect from time to time) for the 9-month period ended August 31, 2004.


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